UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/05/2008

GeoPharma, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16185

FL	59-2600232
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6950 Bryan Dairy Road, Largo, FL 33777
(Address of principal executive offices, including zip code)

(727) 544-8866
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously reported, on April 24, 2008, the Company and Whitebox entered into an Amended and Restated Note Purchase Agreement (the "Restated Note Purchase Agreement") and certain other transaction documents described in the Restated Note Purchase Agreement, which provided the Company with a $15,000,000 term loan evidenced by a Restated Convertible Promissory Note (the "Restated Note"), and the right to obtain an additional $5,000,000 loan from Whitebox (the "Subsequent Note") in connection with the Company's acquisition of a certain parcel of real estate located in Baltimore, Maryland, upon the satisfaction or waiver of certain closing conditions discussed in more detail below.

Also as previously disclosed, the Restated Note Purchase Agreement provided that if the Company's Total Debt (defined as indebtedness of the Company and its subsidiaries (x) to Whitebox, (y) under the $4,000,000 revolving promissory note with Wachovia Bank, National Association and (z) under the $5,000,000 promissory note with First Community Bank of America) exceeds its Current Equity (defined as the sum of (w) 100% of the Company's cash, plus (x) 100% of the Company's net accounts receivables plus (y) 50% of the Company's net inventory plus (z) 30% of the Company's net property plant and equipment), at the end of any fiscal quarter, Whitebox may require the Company to redeem up to $2,000,000 of the principal amount of the Restated Note. The Company met this test (the "Current Asset Test") both at the closing of the Restated Note Purchase Agreement and June 30, 2008.

At the closing of the Restated Note Purchase Agreement, the Company paid to Whitebox a $1,400,000 financing fee in cash, which fee was paid, in part, in anticipation of receiving the funding for the $5,000,000 Subsequent Note.

Pursuant to the Restated Note Purchase Agreement, Whitebox is required to provide the $5,000,000 Subsequent Note if: (i) the Company has consummated its acquisition of the land and buildings located at 6110 Robinwood Road, Baltimore, Maryland 21225 (collectively, the "Baltimore Facility"), (ii) no Event of Default shall have occurred and be continuing (or would occur with the passage of time) under the Restated Note at the time of the acquisition of the Baltimore Facility, (iii) Whitebox is able to obtain a secured interest in the land and buildings, or the ground lease and building, associated with the Baltimore Facility, (iv) a Phase I Environmental Site Assessment Report (the "Phase I Report") shall have been completed on the Baltimore Facility, which Phase I Report shall not identify or otherwise indicate that there are any liabilities under or violations of any applicable law, governmental authorization or governmental order relating to pollution, contamination, hazardous materials or protection of the environment, or any other environmental issues associated with the Baltimore Facility; provided, however, that if any potential environmental liabilities or other issues have been identified in connection with the Phase I Report, then the Company shall either complete a Phase II Environmental Site Assessment Report or obtain an insurance policy covering any and all such environmental issues and potential liabilities with respect to the Baltimore Facility; and (v) there has not been a Material Adverse Effect (as defined in the Restated Note Purchase Agreement, including but not limited to any material adverse effect associated with the manufacturing, distribution and pharmaceutical business lines of the Company). The Subsequent Note was to be made on the same terms and conditions as the Restated Note.

Commencing in September 2008, the Company began requesting that Whitebox fund the Subsequent Note. Whitebox initially responded by requesting a Phase II Environmental Site Assessment Report because of a potential issue contained in the Phase I Report. The Company has ordered the Phase II report. Subsequently, the Company informed Whitebox that until the Baltimore real property could be partitioned, it intended to acquire the property through a ground lease. Whitebox responded by requesting that the Company establish that Whitebox would be able to secure a lien on the proposed ground lease. Counsel to the Company and Whitebox engaged in various communications during September 2008 and October 2008 regarding the enforceability of a ground lease lien. Subsequently, the Company continued to request funding, most recently pursuant to letters dated October 31, 2008 and November 3, 2008. Whitebox responded to such letters on November 5, 2008 by requesting additional information from the Company, including proof that the Company was not in default and had not suffered a Material Adverse Effect.

Subsequently, on November 14, 2008, the Company filed its Form 10-Q for the quarter ended September 30, 2008 and, thereafter, Whitebox sent to the Company notices alleging two separate defaults under the Restated Note.

The first default letter, dated November 25, 2008, relates to an alleged failure by the Company to use its commercially reasonable efforts to obtain a second priority lien on the assets owned by its BOSS subsidiaries, which the Company cannot do without the prior written consent of Wachovia Bank, National Association. Wachovia is the primary lender to the Company's BOSS subsidiaries. The Company has been seeking to negotiate either the renewal or the restructuring of the Wachovia loan, the original term of which matured on August 31, 2008. As of now, Wachovia has only agreed to grant the Company an extension of that maturity until December 31, 2008. Whitebox also takes the position in this letter that as a result of the forgoing alleged default, the Restated Note has been incurring default interest at a rate of 18% since September 20, 2008.

The second Whitebox default letter, dated December 5, 2008, relates to an alleged failure by the Company to redeem $2,000,000 of the Restated Note as a result of the Company's alleged failure to satisfy the Current Asset Test as of September 30, 2008. As stated above, the Note Purchase Agreement provides that if the Company's Total Debt exceeds its Current Equity at the end of any fiscal quarter, Whitebox may require the Company to redeem up to $2,000,000 of the principal amount of the Restated Note.

Like so many other companies throughout the United States, the Company has been impacted by the slowdown in the economy and the financial market crisis. As discussed in greater detail in its Form 10-Q for the quarter ended September 30, 2008, the Company believes that there is a decline in general economic and industry conditions and believes that such decline has had a negative effect on its operations and financial condition as of and for the three and six months ended September 30, 2008 and 2007. The Company's net loss increased in the three and six months ended September 30, 2008 as compared to the three and six months ended September 30, 2007, and it's net cash used in operating activities was approximately $2.4 million for the six months ended September 30, 2008. Should there be a continued material deterioration of general economic or industry conditions, the Company's results of operations could further be impacted in any given quarter.

As such, the Company does not believe that it has the ability to currently redeem $2,000,000 of the Restated Note, as requested by Whitebox. If Whitebox prevails in its position that the failure to redeem this amount, or its failure to secure for Whitebox a second priority lien on the BOSS assets, constitute defaults under the Restated Note, Whitebox could accelerate the Restated Note and pursue all its remedies available under the Restated Note and applicable law. Further, as a result of the alleged defaults, Whitebox will likely take the position that it is not required to fund the $5,000,000 Subsequent Note.

The Company believes that Whitebox has sent the forgoing default notices and demanded the $2,000,000 redemption, in part, in response to the Company's demand for the $5,000,000 Subsequent Note and in anticipation of the commencement of the currently ongoing negotiations. Nevertheless, the Company currently is in good faith negotiating with Whitebox terms for a revised financing agreement to replace its existing agreement. The Company anticipates such an agreement could include a modified repayment schedule that provides Whitebox a partial, staggered reduction of its loan (in lieu of the redemption requested), while leaving the Company with sufficient working capital to operate its business. These negotiations remain in the early stages and there can be no assurance that the Company and Whitebox will reach a mutually acceptable arrangement. Meanwhile, the Company will continue to attempt to reduce expenses and to explore alternate financing arrangements with Wachovia and other potential lenders to either extend the Wachovia facility or to refinance all of the Company's facilities. Further, if the Company is to proceed with its acquisition of the Baltimore Facility, it will need to obtain additional financing. Again, there can be no assurance that the Company will be able to obtain additional or alternative financing on terms acceptable to it or at all, particularly in light of the current economic and financial market environment, in which event the Company will need to consider all available alternatives.

A copy of the Restated Note Purchase Agreement and Restated Note were filed with the SEC in connection with the Company's Form 8-K dated April 30, 2008 and the forgoing summary of those agreements is qualified by reference to such filed agreements.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoPharma, Inc.

Date: December 11, 2008	By:	/s/ Mihir K. Taneja
Mihir K. Taneja
Chief Executive Officer

Date: December 11, 2008	By:	/s/ Carol Dore-Falcone
Carol Dore-Falcone
Senior Vice President and Chief Financial Officer